Exhibit 5.1

Campbells Legal (BVI) Limited
Floor 4, Banco Popular Building
PO Box 4467
Road Town, Tortola VG-1110
British Virgin Islands

BY EMAIL AND HAND	T +1 345 914 5845
E dmagee@campbellslegal.com
China SXT Pharmaceuticals, Inc.
178 Taidong Road North, Taizhou	campbellslegal.com
Jiangsu
People’s Republic of China	Our Ref: RBS/DPM/16578-27729
Your Ref:

BVI | CAYMAN | HONG KONG

20 January 2022

Dear Sirs

Re: China SXT Pharmaceuticals, Inc. (the “Company”)

We have acted as British Virgin Islands counsel to the Company, a company limited by shares incorporated in the British Virgin Islands, in connection with the Company’s registration and offerings of any combination of an aggregate of 8,285,260 ordinary shares, par value US$0.004 each of the Company (the “Offer Shares”) , 2,971,014 ordinary shares representing the exercise by the underwriter its over-allotment option (the “Over-Allotment Shares) and 11,521,500 pre-funded warrants (each a “Pre-Funded Warrant” and together with the Offer Shares and the Over-Allotment Shares, the “Registered Securities”) to purchase 11,521,500 ordinary shares, par value US$0.004 each of the Company exercisable at an exercise price of US$0.01 per share. The offering price for each of the Offer Shares and Over-Allotment Shares is $0.18. The offering price for each Pre-Funded Warrant is $0.17.The Registered Securities are offered pursuant to a Registration Statement on Form F-3 (the "Registration Statement") and preliminary and final prospectus supplements to the Registration Statement (together, the “Prospectus Supplements”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date (the "Act"), as to which this opinion is a part, to be filed with the United States Securities and Exchange Commission (the “Commission”).

We are Attorneys-at-Law in the British Virgin Islands and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date hereof.

A	As part of the corporate actions taken and to be taken in connection with the issuance and sale of the Registered Securities (the “Corporate Proceedings”), the Company has informed us that before the Registered Securities are issued and sold under the Registration Statement, the board of directors of the Company (the “Board”) will authorise the issuance and approve the terms of any Registered Securities to be issued and sold from time to time under the Registration Statement, and, in relation to any Preferred Shares effect any necessary amendments to the Memorandum and Articles (as defined below), in each case in a form acceptable to us and British Virgin Islands law, and such applicable Corporate Proceedings (hereinafter referred to as the “Board Authorisations”) shall be in full force and effect at the time of any such issuance and sale.

B	The Company has informed us that the Registered Securities will be sold or delivered on a delayed or continuous basis from time to time as set forth in the Registration Statement (and any amendments and/or supplement thereto), the prospectus contained therein and any prospectus supplement. We have been informed by the Company that prior to the sale of any Registered Securities under the Registration Statement, the Company will afford us an opportunity to review the applicable Board Authorisations and, if necessary, amendments to the Memorandum and Articles and operative documents pursuant to which such Registered Securities are to be sold and the Company will file any applicable amendment and/or supplement to the Registration Statement (which may include as an exhibit thereto an amended opinion) or prospectus supplement as we may reasonably consider necessary or appropriate by reason of the terms of the sale of such Registered Securities (the “BVI Review”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	the unanimous written resolutions of the directors of the Company dated 17 January 2022 (the "Resolutions");

1.2	a certified copy of the register of directors of the Company, dated 19 January 2022, issued by Sertus Incorporations (BVI) Limited, the Company's registered agent (the "ROD");

1.3	a certified copy of the register of members of the Company, dated 7 January 2022, issued by Transhare Corp (together with the ROD, the "Registers");

1.4	the information revealed by our search of the Company's public records on file and available for public inspection at the British Virgin Islands' Registry of Corporate Affairs' (the "Registry of Corporate Affairs") at the time of our search on 19 January 2022 including:

1.1	the Company's certificate of incorporation dated 4 July 2017;

1.2	the Company's amended and restated memorandum and articles of association (the "Memorandum and Articles of Association") dated 30 March 2020; and

1.3	all unreleased charges created by the Company and filed at the Registry of Corporate Affairs pursuant to section 163 of the Act;

1.5	the information revealed by our searches of the Company's records of proceedings on file with and available for inspection at the British Virgin Islands High Court Registry at the time of our searches on 19 January 2022;

1.6	a Certificate of Good Standing in respect of the Company, issued by the BVI Registrar of Corporate Affairs, dated 19 January 2022 (the “Certificate of Good Standing”);

1.7	a copy of the per-funded ordinary share purchase warrant issued by the Company to Aegis Capital Corp. (the “Underwriter”) dated 20 January 2022;

1.8	a copy of the underwriting agreement made among the Underwriter and the Company dated 18 January 2022;

1.9	a copy of the Registration Statement and Prospectus Supplements as provided and to be filed with the Commission on or about the date of this opinion: and

1.10	the Notice of Exercise by the Underwriter, dated January 19, 2022, for the Over-Allotment Shares.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the factual confirmations contained in the Register’s and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.2	all signatures, initials and seals are genuine;

2.3	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions expressed herein;

2.4	the Memorandum and Articles remain in full force and effect and are unamended;

2.5	the Resolutions were duly passed in the manner prescribed in the Memorandum and Articles and the resolutions contained in the Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

2.6	the authorised shares of the Company as set out in the Memorandum and Articles have not been amended; and

2.7	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Memorandum and Articles) and all resolutions passed at the meetings, or passed by written consent as the case may be.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company was incorporated in the British Virgin Islands under the BVI Business Companies Act on 4 July 2017, with company number 1949664, is a company limited by shares, is in good standing at the Registry of Corporate Affairs and is validly existing under the laws of the British Virgin Islands.

3.2	The Company is authorised to issue an unlimited number of shares of one class with a par value of US$0.004 each.

3.3	The issue and allotment of the Registered Securities has been duly authorised, and when allotted, issued and paid for as contemplated as described in the Registration Statementand Prospectus Supplements, the Registered Securities will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	When a warrant as contemplated by the Registration Statement and Prospectus Supplements (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and by the applicable Board Authorisations or other corporate proceedings, has been duly authorised, executed and delivered by the Company, and assuming due execution and delivery by the warrant agent, such warrant and satisfactory BVI Review, would constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.5	When (a) any rights or units contemplated by the Registration Statement and Prospectus Supplements have been duly authorised by the applicable Board Authorisation; (b) the final terms of the rights or units have been duly established and approved; and (c) such rights or units have been duly executed by the Company and countersigned or authenticated in accordance with the applicable right agreement or unit agreement and delivered to and paid for by the purchasers thereof as contemplated by the Registration Statement (including any amendments and/or supplement thereto) and any prospectus supplements relating thereto, and as contemplated by the applicable Board Authorisations or other corporate proceedings, and satisfactory BVI Review, such rights or units would constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.6	With respect to each issue of the debt securities contemplated by the Registration Statement, when (a) the Company's Board has taken all necessary corporate action to approve the creation and terms of such debt securities and to approve the issue thereof, the terms of the offering thereof and related matters by applicable Board Authorisation; (b) an indenture relating to the debt securities and the debt securities shall have been authorised and duly executed and unconditionally delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; (c) when such debt securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of debt securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, and (d) satisfactory BVI Review, such debt securities would constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4	Qualifications

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the document are of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable inside the British Virgin Islands to the extent that performance would be illegal under the laws that jurisdiction;

(e)	to the extent that any provision of the document is adjudicated to be penal in nature, it will not be enforceable in the courts of the British Virgin Islands; in particular, the enforceability of any provision of the document which imposes additional obligations in the event of any breach or default, or of payment or repayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(f)	to the extent that the performance of any obligation arising under the document would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the British Virgin Islands; and

(g)	a British Virgin Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.

4.2	Except as explicitly stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.3	In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.4	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to, and a copy of the Company's register of directors filed with, the Registry of Corporate Affairs.

This opinion is provided solely for your benefit and use and may not be quoted in whole or in part or otherwise referred to or filed with any government agency or any other person without our prior express written consent, and no person other than the Company is entitled to rely on this opinion. Notwithstanding the foregoing, we hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters” and elsewhere in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters details herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Campbells
Campbells